As filed with the Securities and Exchange Commission on August 21, 2012

Registration Statement No. 333-152041

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 8

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GeoResources, Inc.

(Exact name of registrant as specified in its charter)

Colorado	84-0505444
(State of Incorporation)	(IRS Employer Identification No.)

1000 Louisiana St., Suite 6700

Houston, Texas 77002

(832) 538-0300

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

David S. Elkouri

Executive Vice President and General Counsel

Halcón Resources Corporation

1000 Louisiana St., Suite 6700

Houston, Texas 77002

(832) 538-0300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

William T. Heller IV

Thompson & Knight LLP

333 Clay Street, Suite 3300

Houston, Texas 77002

(713) 654-8111

Approximate Date of Commencement of Proposed Sale to the Public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional class of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 8 (this “Post-Effective Amendment”) relates to the Registration Statement of GeoResources, Inc., a Colorado corporation (“GeoResources”), on Form S-3 (Registration No. 333-152041), filed with the Securities and Exchange Commission (the “SEC”) on June 30, 2008, as amended by Amendments No. 1 through No. 7 subsequently filed with the SEC (the “Registration Statement”), which registered the resale of 2,053,336 shares of common stock, par value $0.01 per share, of GeoResources (“GeoResources Common Stock”) by the selling stockholders identified therein.

Effective as of August 1, 2012, pursuant to an Agreement and Plan of Merger, dated as of April 24, 2012 (the “Merger Agreement”), by and among Halcón Resources Corporation (“Halcón”), a Delaware corporation, GeoResources, Leopard Sub I, Inc., a Colorado corporation and wholly owned subsidiary of Halcón (“Merger Sub”), and Leopard Sub II, LLC, a Delaware limited liability company and wholly owned subsidiary of Halcón (“Second Merger Sub”), (i) Merger Sub merged with and into GeoResources, with GeoResources surviving as a wholly owned subsidiary of Halcón (the “Merger”), and (ii) immediately following the completion of the Merger, GeoResources as the surviving corporation from the Merger merged with and into Second Merger Sub (the “Subsequent Merger” and, together with the Merger, the “Transaction”), with Second Merger Sub surviving the Subsequent Merger and continuing as a wholly owned subsidiary of Halcón under the name of Halcón Geo Holdings, LLC (the “Company”).

As a result of the Transaction, the Company, as a successor by merger to GeoResouces, has terminated all offerings of GeoResouces Common Stock pursuant to existing registration statements, including the Registration Statement. In accordance with undertakings made by GeoResources in the Registration Statement to remove from registration, by means of a post-effective amendment, any shares of GeoResources Common Stock that remain unsold at the termination of the offering, the Company is filing this Post-Effective Amendment No. 8 to the Registration Statement and hereby removes from registration all shares of GeoResources Common Stock registered under the Registration Statement that remain unsold as of the effective date of the Transaction.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 8 to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on August 21, 2012.

HALCÓN GEO HOLDINGS, LLC Successor by merger to GeoResources, Inc.

By:	/s/ Floyd C. Wilson
Floyd C. Wilson Manager and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 8 to the Registration Statement on Form S-3 has been signed by the following persons in the capacities indicated below on August 21, 2012.

Signature	Title

/s/ Floyd C. Wilson Floyd C. Wilson	Manager and Chief Executive Officer (Principal Executive Officer)

/s/ Mark J. Mize Mark J. Mize	Manager, Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)

/s/ Joseph S. Rinando, III Joseph S. Rinando, III	Vice President and Chief Accounting Officer (Principal Accounting Officer)